
Xinde Technology Company "Xinde"
Xinde Industrial Limited "Xinde Industrial"
Hong Kong Sindhi Fuel Injection Company Limited "HK Sind"
Weifang Huajie Fuel Injection Company Limited "Huajie"
Weifang Xinde Fuel Injection Company Limited "Weifang"
Huaxin Diesel Engine Co., Ltd "Huaxin"
Hengyuan Oil Pump and Oil Fitting Co., Ltd. "Hengyuan"
Jinma Diesel Engine Co.,Ltd. "Jinma"